Exhibit 99.1


                  REPORT OF INDEPENDENT AUDITORS


Board of Directors
United Waste Systems, Inc.


We have audited the accompanying supplemental consolidated balance sheets of United Waste Systems, Inc. (formed as a result of the consolidation of United Waste Systems, Inc. and the Salinas Companies) as of December 31, 1995 and 1994 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of United Waste Systems, Inc. and the Salinas Companies on June 28, 1996, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. Our audits also included the accompanying financial statement schedule. These supplemental financial statements and schedule are the responsibility of the management of United Waste Systems, Inc. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits. We did not audit the 1994 financial statements of Carmel Marina Companies, which statements reflect total assets constituting 6% in 1994 and total revenues constituting 15% in 1994 of the related supplemental consolidated totals, nor did we audit the 1993 financial statements of Carmel Marina Corporation, one of the Carmel Marina Companies, which statements reflect total assets constituting 4% in 1993, and total revenues constituting 14% in 1993 of the related supplemental consolidated totals. Those statements were audited by other auditors, whose reports have been furnished to us and our opinion, insofar as it relates to data included for Carmel Marina Companies and Carmel Marina Corporation, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1994 and 1993, the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Waste Systems, Inc. at December 31, 1995 and 1994 and the consolidated result of its operations and its cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of the Salinas Companies, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             ERNST & YOUNG LLP


MetroPark, New Jersey
June 28, 1996, except for
Note 13, as to which the date is
August 22, 1996


                      UNITED WASTE SYSTEMS, INC.
                SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                 December 31
                                       1995                           1994
                        ASSETS
Current assets:
  Cash and cash equivalents      $         6,721,849        $       2,600,207
  Accounts receivable, net of
    allowance for doubtful accounts
    of $2,249,000 in 1995 and
    $1,949,000 in 1994                    38,522,126               21,301,159
  Prepaid expenses and
    other current asset                   14,198,544                5,887,740
          Total current assets            59,442,519               29,789,106
Property and equipment, net              289,378,346              144,258,644
Intangible assets, net                   171,739,197               65,485,246
Other assets                              20,008,399               15,321,942
                                 $       540,568,461        $     254,854,938

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt
   and nonrecourse bonds         $         5,644,096        $       6,836,079
  Accounts payable                        18,031,701               13,186,390
  Deferred revenue                         8,291,415                4,388,013
  Due to seller                            6,465,720                1,353,403
  Short-term accrued landfill costs        6,524,024                1,686,834
  Current portion of capital lease
    obligations                            1,383,576                1,245,539
  Accrued expenses and other
    current liabilities                   17,077,402                9,162,518
          Total current liabilities       63,417,934               37,858,776
Long-term debt, less current portion     156,193,971               50,935,950
Obligations under capital leases, less
  current portion                          4,687,554                1,731,809
Nonrecourse sewage facility revenue
  bonds, less current portion              9,400,000                9,700,000
Accrued landfill costs                    27,663,907               15,889,389
Other long-term liabilities                3,056,578
Deferred income taxes                     33,885,306               10,751,690
Commitments and contingencies
Stockholders' equity:
  Common stock, $.001 par value,
    75,000,000 shares authorized;
    35,157,099 in 1995 and
    13,626,595 in 1994 shares
    issued and outstanding                    35,157                   13,627
  Preferred stock, $.001 par value,
    5,000,000 shares authorized;
    943,429 shares issued and
    outstanding in 1994                          944
Additional paid-in capital               200,250,052              107,117,160
Retained earnings                         41,978,002               20,855,593
      Total stockholders' equity         242,263,211              127,987,324
                                  $      540,568,461        $     254,854,938

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                      UNITED WASTE SYSTEMS, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31
                               1995              1994             1993
Revenues         $         228,376,762  $     146,042,523    $ 109,005,902

Cost of operations         140,813,834         88,611,515       68,199,587

Selling, general and
  administrative expense    34,841,125         22,526,867       20,440,687

Income from operations      52,721,803         34,904,141       20,365,628

Interest expense            10,061,290          6,424,630        4,705,363

Other income, net             (948,830)          (474,211)        (825,326)

Income before provision
  for pro forma
  income taxes              43,609,343         28,953,722       16,485,591

Provision for pro forma
  income taxes              16,779,259         10,008,796        4,920,806

Pro forma net income        26,830,084         18,944,926       11,564,785

Net deductions from pro
  forma income available
  to common stockholders       372,501          1,275,180        1,654,720

Pro forma income
  available to
  common stockholders  $    26,457,583   $     17,669,746    $   9,910,065

Pro forma primary earnings
  per common share and
  common equivalent share         $.77               $.68             $.49

Pro forma fully diluted
  earnings per common
  share and common
  equivalent share                $.77               $.65             $.48


The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                  UNITED WASTE SYSTEMS, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Preferred Stock           Common Stock
                       Number                        Number                      Additional
                         of                            of                        Paid-in                   Retained
                       Shares        Amount          Shares         Amount       Capital                   Earnings
Balance, December 31,
  1992, as
  previously
  reported            2,363,889  $     2,364     8,328,788     $     8,328   $ 61,461,335 $     (6,382,672)

Pooling-of-
  interests                                        365,383             366         305,504       2,624,449
Balance, December
  31, 1992,
  as restated         2,363,889        2,364     8,694,171           8,694     61,766,839       (3,758,223)
Issuance of common
 stock and warrants                              2,168,820           2,169     21,087,715
Exercise of common
 stock warrants                                    201,454             201      1,081,048
Conversion of Series
  C convertible
  preferred stock       (88,889)         (89)       19,754              20            (69)
Conversion of 8%
  convertible
  preferred stock      (477,419)        (477)      429,861             430             47
Preferred stock
  dividends                                                                                        (1,948,315)
Subchapter S distributions
  of pooled
  entities                                                                                         (2,220,457)
Pro forma net
  income                                                                                           11,564,785
Pro forma tax
  adjustment                                                                                          897,281

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                       UNITED WASTE SYSTEMS, INC.
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - Continued
                                  Preferred Stock           Common Stock
                       Number                        Number                      Additional
                         of                            of                        Paid-in                 Retained
                       Shares        Amount          Shares         Amount       Capital                 Earnings

Balance, December
  31, 1993          1,797,581          1,798       11,514,060        11,514     83,935,580           4,535,071
Issuance of
  common stock                                        763,578           764     15,279,707
Exercise of
  common stock
  warrants and
  options                                             568,394           569      7,311,162
Conversion of 8%
  convertible
  preferred
  stock               (854,152)         (854)         780,563           780             44
Preferred stock
  dividends                                                                                          (1,275,180)
Contributed capital                                                                590,667
Subchapter S
  distributions
  of pooled
  entities                                                                                           (3,413,997)
Pro forma net
  income                                                                                             18,944,926
Pro forma tax
  adjustment                                                                                          2,064,773
Balance, December
  31, 1994               943,429          944      13,626,595        13,627    107,117,160           20,855,593
Issuance of
  common stock                                      2,469,299         2,469     79,684,075

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                     UNITED WASTE SYSTEMS, INC.
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     - Continued
                               Preferred Stock                Common Stock
                         Number                           Number                     Additional
                          of                                of                        Paid-in      Retained
                         Shares              Amount       Shares       Amount         Capital      Earnings
Exercise of
  common stock
  warrants and options                                    529,582         530         8,145,726
Conversion of 8%
  convertible
  preferred stock         (943,429)          (944)        862,105         862                82
Conversion of convertible
  debt                                                     90,969          91         2,660,752
Preferred stock
  dividends                                                                                         (372,501)
Subchapter S distributions
  of pooled
  entities                                                                                        (4,133,700)
Pro forma net
  income                                                                                          26,830,084
Pro forma tax
  adjustment                                                                                       1,458,361
Reclassification of
  subchapter S
  accumulated earnings to
  paid-in capital                                                                     2,659,835   (2,659,835)
Balance, December
  31, 1995                                              17,578,550     17,579      200,267,630    41,978,002
Two-for-one stock
  split (Note 13)                                       17,578,549     17,578          (17,578)
Balance, December 31,
  1995, as adjusted                                     35,157,099  $  35,157     $200,250,052   $41,978,002

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                          UNITED WASTE SYSTEMS, INC.
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              Year ended December 31
                                    1995            1994                   1993
Cash flows from operating
   activities:
  Pro forma net
   income                     $   26,830,084   $       18,944,926    $     11,564,785
  Adjustments to reconcile
   pro forma net income to
   net cash provided
   by operating activities:
     Depreciation and
      amortization                24,308,227           14,247,906          11,162,636
     Deferred income
       taxes                       3,859,374            1,871,425             986,888
     (Gain) loss on sale of
       assets                       (174,767)             (25,618)             50,614
     Pro forma tax
       adjustment                  1,458,361            2,064,773             897,281
Changes in operating assets
  and liabilities:
   Accounts
     receivable                   (2,446,181)          (6,076,126)         (2,615,043)
   Other assets                   (3,874,321)            (163,365)         (1,323,988)
   Accounts payable                 (882,447)            4,870,279             399,759
   Accrued landfill
    costs                             34,893            (1,849,037)         (3,616,710)
   Other
    liabilities                    7,277,122             3,536,541            (593,820)
    Net cash provided by
     operating
      activities                  56,390,345            37,421,704          16,912,402
Cash flows from investing
  activities:
  Purchases of property
    and equipment                (39,189,791)          (22,562,624)        (11,844,422)
  Proceeds from sale
    of assets                        280,290               285,243              18,568
  Restricted investments, net
  (held to maturity)              (7,954,428)             (186,741)           (414,900)
  Payments of capitalized
   project costs                  (1,279,671)           (2,305,851)           (661,269)
  Payments of contingent
   purchase price                 (2,337,751)           (6,262,879)         (1,096,859)
  Purchases of other companies,
   net of cash acquired         (159,062,810)          (27,331,361)        (27,021,361)
  Net cash used in
   investing activities         (209,544,161)          (58,364,213)        (41,020,243)
Cash flows from financing
  activities:
  Dividends on preferred
   stock                            (372,501)            (1,275,180)         (1,960,015)
  Proceeds from debt             278,281,793             40,839,022          52,444,526
  Repayments of debt            (185,233,930)           (32,977,036)        (45,422,488)
  Repayments of capital lease
   obligations                      (614,686)            (1,570,971)         (2,033,668)
  Net proceeds from issuance
   of common stock                66,072,051             15,280,471          15,472,780

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                          UNITED WASTE SYSTEMS, INC.
        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
                                                Year ended December 31
                                    1995            1994                1993
Proceeds from exercise
   of common stock warrants
   and options                         8,146,256       6,296,716     1,081,249
Payment of financing costs            (2,684,074)       (582,483)   (1,508,846)
  Redemption of preferred
   stock                                                              (180,000)
  Due to sellers                      (2,185,751)       (317,498)   (1,560,366)
  Notes receivable                                    (1,104,505)     (994,981)
  Contributed capital of
   pooled entities                                       590,667
  Subchapter S distributions
   of pooled entities                 (4,133,700)     (3,413,997)   (2,220,457)
  Net cash provided by
   financing activities               157,275,458     21,765,206    13,117,734
  Increase (decrease) in cash
   and cash equivalents                 4,121,642        822,697   (10,990,107)
Cash and cash equivalents
 at beginning of period                 2,600,207      1,777,510    12,767,617
  Cash and cash equivalents
   at end of period           $         6,721,849   $  2,600,207   $ 1,777,510
Supplemental disclosure of
 cash flow information:
  Cash paid during the period
   for interest, net of
   amounts capitalized        $         8,337,161  $   5,970,394   $ 4,338,988
  Cash paid during the period
   for income taxes           $        10,362,953  $   3,426,391   $ 3,546,892
Supplemental schedule of
 noncash investing and
 financing activities:
  The Company acquired the
   net assets and assumed
   certain liabilities of
   other companies as follows:
  Fair value of net assets
   acquired:
   Property and equipment     $       121,210,509   $ 14,795,348    $28,565,296
   Other assets, net of cash
    acquired                          129,422,285     22,425,750     32,215,509
    Less liabilities assumed          (67,813,389)    (9,227,426)   (27,326,622)
    Less amounts due to
     seller                            (7,965,999)      (594,483)      (144,549)
    Less amounts paid in common
     stock                            (13,333,150)                   (5,536,538)
    Less deposits and
     capitalized project costs
     paid in
     prior periods                     (2,457,446)        (67,828)    (751,735)
    Net cash paid             $       159,062,810   $  27,331,361  $27,021,361
Equipment financed by capital
  lease obligations           $           777,867   $     167,370  $ 2,966,776
Conversion of convertible
  preferred stock                      10,377,719       9,395,672    5,451,609
Conversion of convertible
  debt                                 2,660,843

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                    UNITED WASTE SYSTEMS, INC.
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1995, 1994 and 1993

Note 1 - Organization and basis of presentation

     United Waste Systems, Inc. and its subsidiaries ("United" or "the Company") owns, operates, acquires and develops nonhazardous solid waste landfills, collection operations and other related environmental services in selected markets in the United States.

     The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying supplemental consolidated financial statements have been restated to include the accounts of acquisitions accounted for as a pooling-of-interests (see Notes 3 and 13). One of these acquisitions, the Salinas Companies, utilized a September 30 fiscal year end. The accompanying supplemental consolidated financial statements combine the Company's consolidated financial statements for the years ended December 31, 1995, 1994 and 1993 with the Salinas Companies' consolidated financial statements for the years ended September 30, 1995, 1994 and 1993.

     During June 1996, the Company had a two-for-one stock split effected as a stock dividend and the share and per share amounts in the supplemental consolidated financial statements and accompanying notes have been restated to reflect such stock split
(See Note 13).

Note 2 - Summary of significant accounting policies

     Cash Equivalents: The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

     Property and Equipment: Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful life ranges for property and equipment are as follows:


                                               Range of
                                              Estimated
                                             Useful Lives
Buildings and improvements                  25 - 30 years
Vehicles and equipment                       7 - 10 years
Furniture, fixtures and
  office equipment                           5 - 10 years

     Amortization of assets recorded under capital leases is


included in depreciation expense. The Company's sludge composting facility is being depreciated over the original contract period of 20 years. Landfill and landfill improvement costs are amortized based upon total units of airspace filled during the year in relation to estimated permitted airspace capacity. Land held for future development is excluded from amortization.

     Engineering and legal fees paid to third parties incurred to obtain a disposal facility permit are capitalized as landfill costs and amortized over the estimated related airspace capacity. These costs are not amortized until the permit is obtained and operations have commenced. If the permit is denied, these costs are charged to expense.

     Other Assets: Other assets consist primarily of deposits for, or advances to, pending or prospective acquisitions and restricted cash and cash equivalents which are collateral for letters of credit and bonds and restricted debt service and construction funds. Restricted cash and cash equivalents are $8,366,000 at December 31, 1995 and $3,705,000 at December 31,
1994.

     In connection with the Company's Tax Exempt Bonds (See Note
6), restricted cash and cash equivalents in escrow total
$5,590,000 at December 31, 1995.

     Concentrations of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single group or customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

     Accrued Landfill Costs:   Landfill site closure and post-closure
cost liabilities are accrued for the Company's owned landfills based on engineering estimates of total units of airspace filled during the year and the total closure and post-closure costs to be incurred by the Company. Such liabilities are not discounted or reduced by possible recoveries from third parties.

     Revenue Recognition: Landfill revenues are recorded at the date of actual waste disposal. Revenues received prior to services being performed are deferred and are recognized over the service period.

     Income Taxes: The accompanying supplemental consolidated financial statements reflect provisions for income taxes on a pro forma basis as if the Company and its subsidiaries were liable for federal and state income taxes as a taxable corporate entity for all periods presented. The offsetting credits to the pro forma income tax provisions are reflected as an increase in retained earnings.

     The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

     Impact of Recently Issued Accounting Standards: In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for the Company's fiscal year ended December 31, 1996. The Company's current accounting practice is substantially in compliance with the new Statement. Accordingly, the adoption and on-going effects of this Statement are not expected to have material effect on the Company's financial position or results of operations.

     Use of Estimates: The preparation of the supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the supplemental consolidated financial statements and accompanying notes. These estimates and assumptions principally affect the Company's accruals for landfill costs and accounts receivable reserve, the amortization periods for intangible assets and landfill and landfill improvement costs. Actual results could differ from those estimates.

     Stock-Based Compensation: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so. Since the stock options are granted by the Company at the fair value of the shares at the date of grant, no compensation expense is recognized in the accompanying supplemental consolidated financial statements.

     Reclassification: Certain 1994 balances have been reclassified to conform with 1995 presentation.

Note 3 - Acquisitions

     On September 29, 1995, the Company issued 2,252,946 shares of its common stock for all of the outstanding shares of common stock of Carmel Marina Corporation, Neal Road Landfill Corporation, Jolon Road Landfill Corporation, Cal Sanitation Services, Inc., Portable Site Services, Inc. and certain real estate assets (the "Carmel Marina Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements have been restated for all periods presented to include the accounts of the Carmel Marina Companies.

     Separate revenue and pro forma net income of United and the Carmel Marina Companies prior to combination are as follows:

                                                  Carmel
                                                  Marina
                              United             Companies           Combined
Nine months ended
  September 30, 1995:
Revenues           $          130,062,761     $     17,817,582    $147,880,343
Pro forma net income           16,251,519            1,524,862      17,776,381

Year ended
  December 31, 1994:
Revenues                      106,551,057           21,977,708     128,528,765
Pro forma net income           15,557,488            1,509,387      17,066,875

Year ended
  December 31, 1993:
Revenues                       77,507,859           18,206,621      95,714,480
Pro forma net income           10,020,692            1,328,603      11,349,295

     The acquisitions discussed below have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

     During September 1995, the Company purchased outstanding stock and certain assets of the Partyka Resource Companies. The companies are comprised of two solid waste landfills and collection operations. The aggregate consideration was $36,424,609 in cash, $6 million in seller notes and 184,200 shares of the Company's common stock. Contingent royalty payments of $5.95 per ton are due for each ton received commencing October 1995 (subject to a cap of $10,577,773).

     During September 1995, the Company purchased all of the outstanding stock of the Zenith Kremer companies. The companies are comprised of a collection company and two transfer station permits. The aggregate consideration was $19,158,320 in cash.

     During February 1995, the Company purchased all of the outstanding stock of Waste Systems Corporation and certain assets of WasteCo, Inc. The companies are comprised of a solid waste landfill and collection operations. The initial aggregate purchase price was $12,326,396 in cash and 280,000 shares of the Company's common stock. Contingent royalty payments of $1.15 per ton are due for each ton
received (not to exceed $8 million in aggregate).   An additional
contingent purchase payment of $750,000 was made upon receipt of a permit modification increasing daily and annual tonnage limits that may be accepted by the landfill and an additional contingent payment of $1,000,000 is due upon the receipt of another permit modification from required regulatory agencies authorizing additional landfill capacity.

     The total initial consideration for other acquisitions that the Company made in 1995 was approximately $91,200,000 in cash, approximately $5,900,000 in seller notes, 464,398 shares of the Company's common stock and contingent consideration not to exceed
$19,200,000.

     During August 1994, the Company purchased all of the outstanding stock of Pete's Disposal Service, Inc., a company that provides solid waste collection services. The aggregate initial consideration was $4,800,000 in cash. Contingent consideration of $347,896 in cash was paid in January 1995 related to certain contractual obligations for billing retentions.

     During June 1994, the Company purchased all of the outstanding stock of PRTR, Inc., a company that operates a transfer station. The aggregate initial consideration was $4,225,846 in cash. Contingent royalty payments of $1 per ton (subject to $.75 increases on the fifth and tenth anniversary dates of the transaction) for each ton received in excess of 100 tons per day are payable quarterly (subject to a cap of $125,000 per year and $1,300,000 in aggregate).

     During April 1994, the Company purchased substantially all of the assets of Orlando Trucking, Inc., a company that provides solid waste collection services. The aggregate initial consideration was $3,970,000 in cash.

     During March 1994, the Company purchased all of the outstanding stock of Kent Industrial Services, Inc., a company that provides solid waste collection services. The aggregate initial consideration was $5,000,000 in cash.

     During January 1994, the Company purchased 100% of the outstanding stock of Harland's Sanitary Landfill, Inc. and purchased substantially all of the assets of Harland's Disposal Service, Inc. These companies are comprised of solid waste landfill and collection operations. The initial aggregate purchase price was $4,170,000 in cash. Contingent royalty payments of $1.50 per ton commence on the ninth anniversary of the transaction.

     The total consideration for other acquisitions that the Company made in 1994 was $2,652,291 in cash and $1,363,000 in seller notes.

     During May 1993, the Company acquired all of the outstanding stock of G.S. and M.S., Inc. and of West Michigan Disposal Company. These companies are comprised of solid waste landfill and collection operations. Total initial consideration was comprised of $4,353,000 in cash, a $3,375,000 convertible promissory note and 500,000 shares of the Company's common stock. Contingent consideration will be a maximum of $2,250,000 in the event of receipt of a new landfill permit and, if such permit is obtained, continuing royalty payments of $1.50 per ton, subject to certain annual adjustments.

     The consideration for all of the outstanding stock of Northern A-1 Sanitation Services, Inc. and substantially all of the assets of Edmire Leasing, Inc., also purchased during May 1993, was comprised of approximately $4,492,000 in cash and 458,334 shares of the Company's common stock. These companies provide solid waste collection and other environmental services.

     During January 1993, the Company acquired all of the outstanding stock of Peninsula Sanitation, Inc., a company that provides solid waste collection services. Total consideration was approximately
$3,779,000 in cash.

     The total initial consideration for the other acquisitions that the Company made during 1993 was comprised of $11,732,000 in cash, 206,452 shares of the Company's common stock and $782,000 in seller notes. Certain of these acquisitions require royalty payments to the former owners based upon various formulas.

     The Company has not completed its valuation of certain of its 1995 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

     The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 1995 and 1994 as though each acquisition described above, which was consummated through December 31, 1995, excluding those acquisitions accounted for as purchases closed subsequent to December 31, 1995, was made on January 1, 1994.


                                  1995             1994
Revenues                       $268,057,466     $250,195,377
Pro forma net income             27,204,224       20,222,141
Pro forma primary earnings
 per common and common
 equivalent share              $        .78     $        .70
Pro forma fully diluted earnings
 per common and common
 equivalent share               $       .77     $        .67

     The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

Note 4 - Property and equipment

     A summary of property and equipment is as follows:


                                   December 31
                                             1995                1994
Landfills                      $         173,185,044       $       81,636,822
Land and improvements                     23,029,438                8,244,851
Buildings and improvements                22,626,762               12,820,598
Sludge composting facility                11,675,853               11,675,853
Vehicles and equipment                   102,582,170               60,949,503
Furniture, fixtures and
  office equipment                         3,243,833                1,901,278
Construction in progress                  11,901,845                8,016,155
                                         348,244,945              185,245,060
Less accumulated depreciation and
  amortization                           (58,866,599)             (40,986,416)
Net property and equipment     $         289,378,346       $      144,258,644

     Landfill amortization totaled $6,986,922, $3,573,196 and $2,892,608 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company capitalizes interest as a component of the cost of property and equipment for construction projects that take considerable time and expenditures. Interest capitalized primarily related to landfill cell construction, in 1995, 1994 and 1993 amounted to $1,349,000, $722,000 and $301,000, respectively.

Note 5 - Intangible assets

     Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and other intangible assets. Excess of cost over value of identifiable net assets of businesses acquired are being amortized on a straight line basis over forty years while other intangible assets are being amortized on a straight line basis for periods ranging from three to ten years.

                                                  December 31
                                             1995               1994
Excess of cost over value of
  identifiable net assets of
  businesses acquired          $      171,957,922          $        63,077,555
Other intangible assets                 8,520,001                    7,455,146
                                      180,477,923                   70,532,701
Less accumulated amortization          (8,738,726)                  (5,047,455)
Intangible assets, net         $      171,739,197          $        65,485,246

     The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the three year period ended December 31, 1995, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

Note 6 - Long-term debt

     Long-term debt consists of the following:

                                                    December 31
                                          1995                       1994
Credit Facility                $       41,800,000          $      41,000,000
Senior secured notes, interest
  payment semi-annually, at 7.67%
  per annum, annual principal
  payments beginning September 1999,
  due September 2005                   75,000,000
Tax exempt bonds, monthly interest
  payments at variable rates
  (5.15% at December 31, 1995),
  due April 2010                       22,500,000
Installment notes, principal
  and interest ranging from 3.07%
  to 14.70%, secured by equipment,
  payable monthly, and
  maturing through 2001                 2,652,295                  1,987,964
Promissory note, quarterly interest
  payments, at 8% per annum, due
  September 2001                        6,000,000
Subordinated promissory note,
  monthly interest payments at 8 1/2%
  per annum due April 2000              1,500,000
Subordinated promissory note,
  monthly interest payments at 8 1/2%
  per annum due April 2000              1,500,000
Note payable, secured by certain
  real property, monthly interest
  payments at 10% per annum;
  principal payment of $500,000
  is due March 2000 and $600,000
  is due March 2005                     1,100,000                  1,600,000
Convertible notes, (converted in 1995)                             3,090,008
Note payable - bank, collaterized by
  all bank accounts contract rights,
  equipment and general
  intangibles of the Carmel Marina
  Companies (repaid in 1995)                                       1,611,108
Note payable-bank, collaterized by
  certain equipment and guaranteed
  by a shareholder (repaid in 1995)                                   679,584
Note payable - bank, secured by
  certain real property (repaid in 1995)                            1,115,794

                                                     December 31
                                        1995                       1994
Other (interest rates ranging from
  7% to 11.5%)                        9,485,772                     6,387,571
                                    161,538,067                    57,472,029
Less current portion                 (5,344,096)                   (6,536,079)
                                   $156,193,971                  $50,935,950

     The Company's $215 million three year secured revolving credit facility (the "Credit Facility") due August 1998, bears interest at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) (as defined in the loan agreement providing for the Credit Facility) applicable to each interest period plus
 .75% to 1.75% per annum or the Alternate Reference Rate (as so defined) from time to time in effect plus 0% to .25% per annum. At December 31, 1995, the Credit Facility's weighted average interest rate was 7.15% per annum. The Credit Facility also allows the Company to obtain up to $65 million in letters of credit and these outstanding letters of credit reduce the Company's availability under the Credit Facility. The Credit Facility is secured by substantially all of the assets of United Waste Systems, Inc. and by the stock and assets of its subsidiaries, restricts the Company from granting certain liens on its assets (subject to certain limited exceptions), and requires the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitation on additional indebtedness, limitation on capital expenditures and a prohibition on the Company's paying cash dividends on its capital stock. The Credit Facility also currently requires that the consent of the lenders be obtained in order for the Company to make an acquisition that provides for an aggregate purchase price of $15 million or more. In addition, the Credit Facility prohibits the Company from using more than $10 million of its cash to secure closure and post-closure obligations that the Company may have relating to its landfills. Under the terms of the Credit Facility, an event of default would occur should two or more of the individuals currently serving as executive officers of the Company cease to be employed by the Company.

     In April 1995, $22.5 million in principal amount of Variable Rate Demand Limited Obligation Revenue Bonds (the "Tax Exempt Bonds") were issued for the benefit of the Company by a corporate body organized under the laws of the State of Michigan. The proceeds of the Tax Exempt Bonds were initially placed in escrow and are available to the Company for the purpose of financing the Company's costs of construction of certain solid waste disposal facilities and purchase of solid waste collection equipment in the State of Michigan. The Tax Exempt Bonds mature on April 1, 2010 and bear interest at a variable rate unless the Company elects a fixed rate in accordance with the terms of the Tax Exempt Bonds. If a variable rate is in effect, this rate is set periodically at a level (not to exceed 12% per annum) that would enable the Tax Exempt Bonds to be resold at a price equal to their principal amount plus all accrued interest thereon. As of December 31, 1995, $5.6 million of the proceeds of the Tax Exempt Bonds remained in escrow and available for future drawdowns by the Company.

     In September 1995, the Company issued $75 million in Senior
Secured Notes due September 1, 2005 (the "Notes"). The Notes bear interest at a fixed rate of 7.67% per annum; interest is payable semi-annually and annual principal payments in the amount of $10.7 million are due beginning September 1999. The Notes are secured pari passu with the Credit Facility and any event of default under the Credit Facility also constitutes an event of default under the Notes. The Notes require the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitation on additional indebtedness and prohibition on the Company's payment of cash dividends on any of its capital stock.

     Maturities of the Company's long-term debt for each of the next five years at December 31, 1995 are as follows:

          1996                  $5,344,096
          1997                   2,329,295
          1998                  43,997,419
          1999                  11,536,063
          2000                  11,751,641
          Thereafter            86,579,553

Note 7 - Nonrecourse Sewage Facility Revenue Bonds

     The Company's nonrecourse sewage facility revenue bonds (the "Revenue Bonds") are obligations of a wholly-owned subsidiary of the Company and are collateralized solely by the subsidiary's interest in a sludge composting facility, revenue derived from such facility and by certain Bond funds held in trust. The Revenue Bonds are nonrecourse and, therefore, the subsidiary and its affiliates, including, but not limited to, United Waste Systems, Inc. and subsidiaries, are not liable for any payment due on the Revenue Bonds, nor any claim based on, or in respect to, the Revenue Bond's indenture. Annual principal payments on the Revenue Bonds range from $300,000 in 1996, $400,000 in 1997 through 2000 to $1,100,000 in 2010 at final maturity and interest is payable semi-annually at a fixed rate of 9.25%.

Note 8 - Income Taxes

     Certain of the Carmel Marina Companies (see Note 3) and Salinas Companies (see Note 13) had elected to be treated as Subchapter S Corporations for federal and state income tax purposes. Under this provision, the companies' income or loss is passed through to their stockholders rather than being subjected to taxes at the corporate level. The accompanying consolidated financial statements reflect provisions for income taxes on a pro forma basis as if all of the Carmel Marina Companies and Salinas Companies were liable for federal and state income taxes as taxable corporate entities. The offsetting credits to the pro forma income tax provisions are reflected as an increase in retained earnings.

     The provision for pro forma federal and state income taxes is as follows:

                                       December 31
                                 1995       1994            1993
Historical income taxes:
   Current State           $ 1,546,649  $    546,230      $  506,044
   Current Federal          10,228,961     5,575,607       2,531,503
   Deferred State              660,890       181,636         144,975
   Deferred Federal          3,198,484     1,640,550         841,003
   (Benefit) for deferred
     taxes of Subchapter S
     Corporation at time
     of pooling               (314,086)
                            15,320,898     7,944,023       4,023,525
Pro forma tax adjustment:
   State                       310,142       450,095         207,387
   Federal                   1,148,219     1,614,678         689,894
                             1,458,361     2,064,773         897,281
                           $16,779,259   $10,008,796      $4,920,806

  A reconciliation of the provision for pro forma income taxes and the amount computed by applying the statutory federal income tax rates of 35% for 1995 and 1994 and 34% for 1993 to income before taxes is as follows:

                                               December 31
                                  1995                          1994                      1993
Computed tax at statutory
  tax rate               $         15,263,270     $             10,133,803         $           5,605,101
Increase (decrease)
  in taxes:
    Change in valuation
     allowance                        (35,978)                    (472,306)                   (1,270,386)
Nondeductible expense
      (primarily
      intangibles)                    992,663                      230,994                       136,539
    State income taxes, net of
       federal tax benefit          1,636,493                      658,546                       566,640
 (Benefit) for deferred
   taxes of Subchapter S
   Corporation at
    time of pooling                  (314,086)
   Other                             (763,103)                    (542,241)                     (117,088)

                         $         16,779,259     $             10,008,796         $           4,920,806

     The components of deferred income tax liabilities and assets are as follows:

                                 December 31
                                      1995                          1994
Deferred income tax
  liabilities:
  Property, equipment
   and intangibles    $        42,593,903                        $  12,928,124
Deferred income
  tax assets:
  Accounts receivable
   allowance                     921,905                              636,162
  Accrued liabilities          1,861,550                              685,324
  Closure reserves             8,090,566                            1,385,896
  Net operating loss
   carryforwards               1,131,158                              306,458
  Other                           64,004                              839,700
Total deferred income
  tax assets                  12,069,183                            3,853,540
Valuation allowance             (270,480)                            (306,458)
                      $       11,798,703                         $  3,547,082

     The Company recognized certain tax benefits related to its stock option plan in the amount of $1,754,177 and $1,015,000 in 1995 and 1994, respectively. These benefits were recorded as a reduction of income taxes payable and an increase in additional paid-in capital.

     At December 31, 1995, the Company has a net short-term deferred tax asset in the amount of $2,842,000, which is reported in the balance sheet included in prepaid expenses and other current assets.

     At December 31, 1995, the Company had net operating loss carryforwards ("NOLs") of $439,093 for federal and $10,447,104 for state income tax purposes that expire in years 1997 through 2010. The NOLs resulted from the Company' acquisitions discussed in Note 3 and the NOLs are limited to the future taxable earnings of their related acquired businesses. For financial reporting purposes, a valuation allowance has been recorded for that portion that management believes may not be utilized.

Note 9 - Capital Stock

     Common Stock: At December 31, 1995, approximately 5,400,000 shares of common stock are reserved for the exercise of warrants, options and the conversion of certain debt.

     Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.001 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1995, the Company's Board of Directors had designated 3,440,990 shares, of which 336,621 shares are available for future issuance.

     The Company's 8% Cumulative Convertible Preferred Stock ("8%
Stock") has 2,500,000 shares designated and 943,429 shares were issued and outstanding at December 31, 1994. As of December 31,
1995, all of the remaining outstanding 8% Stock has been converted to common stock.

     Common Stock Options and Warrants: During July 1992, the Company adopted a 1992 Stock Option Plan for the grant of incentive stock options and non-statutory stock options. The aggregate number of shares of common stock which may be subject to options granted under the plan may not exceed 4,500,000, subject to adjustment under certain circumstances. The exercise price, subject to certain minimums, vesting periods and other conditions applicable to each option granted, are generally determined by two disinterested directors on the Compensation Committee of the Board of Directors.

     Also during July 1992, the Company adopted a 1992
Disinterested Director Stock Option Plan for the grant of non-statutory options for certain directors of the Company. The plan provides for a fixed number of options to be issued annually for each participant with exercise prices at current market value and the options vest immediately.

     At December 31, 1995, the Company had 4,185,250 stock purchase options outstanding with exercise prices per share ranging from $5.06 to $19.00, of which 3,063,584 options were exercisable. During 1995, 447,140 stock purchase options were exercised with exercise prices per share ranging from $5.25 to $17.19. Also at December 31, 1995, the Company had 1,247,328 stock purchase warrants outstanding with exercise prices per share ranging from $2.61 to $12.50, all of which are currently exercisable, and expire through the year 2002.

     At December 31, 1994, the Company had 3,235,242 stock purchase options outstanding with exercise prices per share ranging from $5.06 to $12.00. During 1994, 672,844 stock purchase options were exercised with exercise prices per share ranging from $4.05 to $9.00. Also at December 31, 1994, the Company had 1,631,214 stock purchase warrants outstanding with exercise prices per share ranging from $.03 to $7.71, all of which were currently exercisable, and expiring through the year 2002.

     At December 31, 1993, the Company had 2,847,206 stock purchase options outstanding with exercise prices per share ranging from $4.05 to $8.44. Through December 31, 1993, no options had been exercised. Also at December 31, 1993, the Company had outstanding warrants to purchase 2,046,434 shares of its common stock at prices from $.03 to $7.71 per share and expiring through 2002, all of the warrants were currently exercisable.

Note 10 - Earnings Per Share

     Primary and fully diluted earnings per common share for the year ended December 31, 1995 have been computed based upon weighted average equivalent shares outstanding of 34,693,501 and 34,898,801, respectively.

     Primary and fully diluted earnings per common share for the year ended December 31, 1994 have been computed based upon weighted average equivalent shares outstanding of 26,076,421 and 29,153,689, respectively. Primary earnings per share was calculated after giving effect to net deductions from income available to common stockholders of $1,275,180 related to dividends on preferred stock.

     Primary and fully diluted earnings per common share for the year ended December 31, 1993 has been computed based upon weighted average equivalent shares outstanding of 20,108,379 and 20,840,881, respectively, after giving effect to net deductions from income available to common stockholders of $1,654,720 and $1,528,218, respectively, primarily related to dividends on preferred stock.

Note 11 - Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

     Restricted cash: The $13,955,560 carrying amount reported in the balance sheet included in other assets for restricted cash and cash equivalents approximates fair value.

     Long and short-term debt: The carrying amount of the Company's borrowings under its revolving credit agreement approximates fair value. The fair values of the other long and short-term debt are estimated based on the Company's incremental borrowing rates for similar types of borrowing arrangements.
These carrying amounts approximate fair value.

Note 12 - Commitments and Contingencies

     The Company leases various office space and equipment under noncancellable operating leases expiring on various dates through 2004. The Company leases equipment with a cost of $5,981,710 and $5,461,745 and cumulative amortization of approximately
$1,547,133 and $1,343,000 under various capital leases at December 31, 1995 and December 31, 1994, respectively.

     The following is a schedule of future minimum lease payments under capital leases and noncancellable operating leases with initial terms in excess of one year as of December 31, 1995:

                                                         Noncancellable
                                         Capital            Operating
                  December 31            Leases              Leases

          1996                       $1,827,350    $       498,338
          1997                        1,363,896            485,292
          1998                          614,194            433,980
          1999                          371,593            324,083
          2000                          290,312             81,540
          Thereafter                  4,870,604            321,360
          Total minimum
          lease payments             $9,337,949    $     2,144,593
          Less amount
          representing
          interest                   (3,266,819)
          Present value of net
            minimum lease payments    6,071,130
          Less current
           portion                   (1,383,576)
          Long-term portion   $       4,687,554


     Rent expense under noncancellable operating leases for the years ended December 31, 1995, 1994 and 1993 was $435,008,
$428,233 and $492,252, respectively.

     During 1995, the Company entered into a contingent lease agreement related to a portion of the land related to one of its solid waste landfills. Payments under this lease agreement are based upon 50% of the net cash receipts (as defined in the lease agreement) of the landfill and are payable monthly. For the year ended December 31, 1995 the related lease expense totaled $243,000.

     The Company owns and operates a waste water sludge composting plant located in Springfield, Massachusetts. This facility encompasses a totally "in vessel" sludge composting operation that was designed as an enclosed system in order to prevent emissions from escaping into the atmosphere. During 1992, the Company entered into a 20-year service agreement with the City of Springfield under which the Company treats sewage sludge generated at the Springfield Regional Wastewater Treatment Facility.

     While the Company carries a wide range of insurance coverage for the protection of the Company's assets and operations, the Company does not carry insurance coverage for environmental liability, except as described in the following sentence. The Company's insurance coverage for environmental liability is limited to (i) over-the-road environmental liability protection for the transportation of asbestos-containing material, (ii) contractor pollution liability insurance that relates to certain environmental services provided by the Company and (iii) certain other pollution liability insurance which is the equivalent to self-insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any paid claims. In the event uninsured losses occur, the Company's net income and financial position could be materially adversely affected.

     On January 9, 1996 the Junker Landfill Trust sued the Company, Junker Sanitation Service, Inc., and United Waste Transfer, Inc., both of which are subsidiaries of the Company, and approximately 800 other parties in the United States District Court for the Western District of Wisconsin, Case No. 96C 19S, for contribution under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as well as state common law. These claims relate to alleged releases of hazardous substances at the Junker Landfill site in Hudson, Wisconsin. The suit against Junker Sanitation Services, Inc. is based upon its transportation of waste to the landfill over a ten year period ended 1987. The claims asserted directly against the Company and United Waste Transfer, Inc. are based upon the Company's acquisition in 1995 of the stock of Junker Sanitation Service, Inc. The suit is in its initial stages and the Company is not yet in a position to assess the likelihood of the Plaintiff's success in this litigation. In any event, the former owner of Junker Sanitation, Inc. has agreed to indemnify the Company against any liability to the Plaintiff. In the opinion of management, this claim should not materially affect the financial position of the Company.

     On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company intends vigorously to pursue its claims in this action and to seek dismissal of the counterclaims. In the opinion of management, this claim should not materially affect the financial position of the Company.

     The Company accrues the costs for closure and postclosure monitoring over the life of its owned landfills and will pay out these costs over the next fifty years. Major components of these costs include closure cap construction, leachate treatment and groundwater monitoring. The Company accrues these costs utilizing engineering estimates based on current governmental regulations regarding closure requirements. The Company estimates that the aggregate liability for the closure, postclosure and remediation costs of its landfills owned at December 31, 1995 will be approximately $52.6 million. At December 31, 1995, the Company has approximately $34.2 million of these costs accrued and, therefore, has accrued approximately 65% of its estimated total costs to date.

     The Company monitors the availability of airspace at each of its landfills and the need to obtain permit modifications for approvals for expansion in order to continue operating these landfills. In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. There can be no assurance that the Company will succeed in obtaining these permits, permit modifications or approvals.

       The Company has outstanding letters of credit with banks of approximately $51,392,000 and $12,394,000 at December 31, 1995
and 1994, respectively. The letters of credit were obtained as collateral for the Company's Tax Exempt Bonds, self-fund insurance programs and as direct collateral to assure compliance with governmental sanitary landfill closure and post-closure obligations for landfills.

Note 13 - Subsequent Events

     On May 30, 1996, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation that increased the authorized shares of common stock of the Company to 75,000,000 shares. On March 12, 1996, the Board of Directors approved a two-for-one stock split of the Company's common stock to be effected in the form of a 100% stock dividend. Such stock split was effected by the distribution on June 18, 1996, of a dividend of one share of the Company's common stock in respect of each share of common stock that was outstanding on June 7, 1996, the record date established for such distribution. All Agreements concerning stock options, convertible securities and other commitments payable in shares of the Company's common stock were amended pursuant to their own terms to provide for the issuance of two shares of common stock for every one share that was issuable prior to the stock split.

     On June, 28, 1996, the Company issued 730,765 shares of its common stock for all of the outstanding shares of common stock of Salinas Disposal Service, Inc., Rural Dispos-All Service, Inc. and Madison Lane Partnership, Inc. (the "Salinas Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the supplemental consolidated financial statements have been restated for all periods presented to include the accounts of the Salinas Companies. The accompanying supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of financial statements for the periods that include the date of such transaction with the Salinas Companies.

     Separate revenue and pro forma net income of the combined
United and Carmel Marina companies and the Salinas Companies prior to the Salinas Companies combination are as follows:




                           United and
                           Carmel Marina            Salinas
                             Companies             Companies       Combined


Year ended December 31:
1995
Revenues                  $ 211,790,224      $   16,586,538    $  228,376,762
Pro forma net income         25,987,769             842,315        26,830,084

1994
Revenues                    128,528,765          17,513,758       146,042,523
Pro forma net income         17,066,875           1,878,051        18,944,926

1993
Revenues                     95,714,480          13,291,422       109,005,902
Pro forma net income         11,349,295             215,490        11,564,785

     Subsequent to December 31, 1995, the Company completed the following purchases of businesses:

                                                                   Date
            Company                  Business                     Acquired

United Waste Systems, Inc.
 (MN) (not previously
 affiliated with
 the Company)                     Collection                    January 1996
Cardinal Sanitation,
  Inc.                            Collection                    January 1996
Albany Disposal
  Service, Inc.                   Collection                    January 1996
Hudson & Sons
  Sanitation                      Collection                    January 1996
Commercial Disposal
  Company, Inc.                   Collection/                   January 1996
                                    Transfer
                                     Station
Central Sanitary Landfill, Inc.     Landfill/                  February 1996
                                  Collection
Robert Wright Disposal, Inc.      Collection                   February 1996
Creech Sanitation                 Collection                   February 1996
Cheshire Sanitation, Inc.         Collection/                  February 1996
                                    Transfer
                                     Station
Charlie's Rubbish                 Collection                      March 1996
Benjamin Scott                    Collection                      March 1996
Milby Sanitation                  Collection                      April 1996
Suburban Sanitation Service, Inc. Collection/                     April 1996
                                   Recycling
Dafter Sanitary Landfill, Inc.     Landfill/                      April 1996
                                 Collection
JJ Young                         Collection                       April 1996
McDaniel Landfill, Inc.           Landfill/                         May 1996
                                 Collection/
                                 Transfer Station
DSI of Shawano County, Inc.      Collection                         May 1996
Dietrich Sanitary Service, Inc.  Collection/                        May 1996
                                  Recycling

Peterson Demolition, Inc.          Transfer/                        May 1996
                                 Collection
Manca Brothers                     Landfill                        June 1996
Fred Bauer                        Collection                       June 1996
Twin City Sanitation, Inc.        Collection                       June 1996
Carpenter Trucking                Collection                       June 1996
Rubbish Busters, Inc.             Collection                       June 1996
United Waste Systems, Inc.(CO)     Landfill/                       June 1996
  (not previously affiliated with Collection/
  the Company)                    Transfer Station
Andrews Rubbish                    Collection                       June 1996
Pete Corellis Rubbish Removal, Inc.Collection                       June 1996
Missouri River Sanitation, Inc.     Collection/                     July 1996
Cecil Shykes Sanitary Service, Inc. Collection                      July 1996
Baker Sanitation, Inc.              Collection                      July 1996
Adirondack Waste Systems, Inc.      Collection                    August 1996
Albany Greene Sanitation, Inc.      Collection                    August 1996
Midwest Sanitation, Inc.            Collection                    August 1996
County Waste and Recycling, Inc.    Collection                    August 1996
Arnold Trusty                       Collection                    August 1996
CDF Consolidated Corporation        Collection/                   August 1996
                                    Transfer Station
Okolona Sanitation, Inc.            Collection                    August 1996


  In June 1996, the Company issued $150 million in Convertible
Subordinated Notes (the "Convertible Notes") due June 1, 2001.
The Convertible Notes bear interest at a fixed rate of 4-1/2% per annum, payable semi-annually. The Convertible Notes are convertible into common stock at a conversion price of $32.50 per share. The Convertible Notes are unsecured obligations of United
Waste Systems, Inc. and are subordinated to all existing and future Senior Indebtedness (as defined in the indenture) of United Waste Systems, Inc. and are effectively subordinated to all liabilities of United Waste Systems, Inc. subsidiaries. The net proceeds from the Convertible Notes were used to repay approximately $78 million of existing indebtedness and the balance was retained to fund acquisitions, capital expenditures and for general corporate purposes.

                                        UNITED WASTE SYSTEMS, INC.
                              SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                             Additions
                                                          Charged
                                        Balance              to
                                           at              Costs                                            Balance
                                       Beginning            and                                             at end of
                                       of Period          Expenses           Other           Deductions     Period
Year ended December
  31, 1995:
Allowance for
  doubtful accounts                  $     1,949,479   $       1,487,163   $  244,048(1)     $ 1,431,366(2)  $ 2,249,324

Year ended December
  31, 1994:
Allowance for
  doubtful accounts                  $     1,830,792   $       1,032,149   $  140,000(1)     $ 1,053,462(2)   $ 1,949,479

Year ended December
  31, 1993:
Allowance for
  doubtful accounts                  $       838,375   $       1,633,915   $  176,520(1)     $   818,018      $ 1,830,792

(1) Consists of $244,048, $140,000 and $176,520 of reserves through acquisitons in 1995, 1994 and 1993, respectively.

(2)  Uncollectible accounts written-of, net of recoveries.